SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): October 14, 2005

THE TJX COMPANIES, INC.
(Exact name of Registrant as specified in charter)

DELAWARE	1-4908	04-2207613

(State or other jurisdiction of incorporation)	(Common File Number)	(I.R.S. employer identification No.)

770 Cochituate Road, Framingham, MA 01701
(Address of Principal Executive Offices) (Zip Code)
(508) 390-1000
Registrant’s Telephone Number (including area code)
N/A
(Former name or former address,
if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT
     On October 14, 2005, The TJX Companies, Inc., or TJX, entered into a Separation Agreement (the “Agreement”) with Peter Maich, Senior Executive Vice President of TJX and Chairman of the Winners/HomeSense division. A copy of the Agreement is attached as Exhibit 10.1 and is incorporated herein by reference. Pursuant to the Agreement, Mr. Maich has resigned all of his positions as an officer or director of TJX and its subsidiaries, as applicable, and his employment will terminate on November 29, 2005. He will receive payments in the form of severance and salary continuation of $760,000 (subject to reduction based on earnings through other employment or self-employment) and payments of $34,750 in lieu of a car allowance, each payable one-half in June 2006 and one-half over the following six-month period. Under the Agreement, Mr. Maich will be paid a pro-rated amount for service through November 2005 under TJX’s Management Incentive Plan and Long-Range Performance Incentive Plan on the dates on which he would have received payments if he were still employed by TJX. In addition, Mr. Maich will receive a lump-sum payment of approximately $3.5 million in June 2006, representing his accrued benefit under TJX’s Supplemental Executive Retirement Plan calculated on an assumed continuation of base pay through December 31, 2005, subject to certain offsets as provided in the Plan. Mr. Maich will receive payments under TJX’s General Deferred Compensation Plan and Executive Savings Plan, which have been amended to reflect guidance issued under Section 409A of the Internal Revenue Code. All of Mr. Maich’s unvested restricted stock and unvested stock options will be forfeited upon termination of his employment. Mr. Maich has agreed not to disclose certain confidential information, to non-competition and non-solicitation undertakings through November 29, 2006, and to a general release of claims against TJX.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
(D) EXHIBITS

Exhibit Number	Title
10.1	Separation Agreement dated October 14, 2005 between The TJX Companies, Inc. and Peter Maich.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

THE TJX COMPANIES, INC.

/s/ Jeffrey G. Naylor

Jeffrey G. Naylor
Senior Executive Vice President and Chief Financial Officer

Dated: October 19, 2005

EXHIBIT INDEX

Exhibit Number	Description
10.1	Separation Agreement dated October 14, 2005 between The TJX Companies, Inc. and Peter Maich.